March 2022

Preliminary Terms No. 4,391

Registration Statement Nos. 333-250103; 333-250103-01

Dated March 9, 2022

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Trigger PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Trigger PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS and prospectus, as supplemented or modified by this document. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index. If the underlying index depreciates in value but the final index value is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment. However, if the underlying index has depreciated in value so that the final index value is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the index value over the term of the Trigger PLUS. Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount and could be zero. Accordingly, you may lose your entire investment. These long-dated Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the upside leverage feature and the limited protection against loss but only if the final index value is greater than or equal to the trigger level. Investors may lose their entire initial investment in the Trigger PLUS. The Trigger PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	April 5, 2027
Underlying index:	Morningstar® Wide Moat Focus IndexSM
Aggregate principal amount:	$
Payment at maturity:

If the final index value is greater than the initial index value: $1,000 + leveraged upside payment

If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level: $1,000

If the final index value is less than the trigger level: $1,000 × index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 20%, and possibly all, of your investment.

Leveraged upside payment:	$1,000 × leverage factor × index percent increase
Leverage factor:	115% to 130%. The actual leverage factor will be determined on the pricing date.
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Trigger level:	, which is 80% of the initial index value
Valuation date:	March 31, 2027, subject to adjustment for non-index business days and certain market disruption events
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	March 31, 2022
Original issue date:	April 5, 2022 (3 business days after the pricing date)
CUSIP / ISIN:	61773QPD5 / US61773QPD50
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $912.60 per Trigger PLUS, or within $55.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per Trigger PLUS	$1,000	$	$
Total	$	$	$

(1)The Trigger PLUS will be sold only to investors purchasing the Trigger PLUS in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the Trigger PLUS that it purchases from us to an unaffiliated dealer at a price of $ per Trigger PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Trigger PLUS. MS & Co. will not receive a sales commission with respect to the Trigger PLUS. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(3)See “Use of proceeds and hedging” on page 15.

The Trigger PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Trigger PLUS” and “Additional Information About the Trigger PLUS” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated November 16, 2020  Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027 (the “Trigger PLUS”) can be used:

￭As an alternative to direct exposure to the underlying index that enhances returns for any positive performance of the underlying index

￭To enhance returns and potentially outperform the underlying index in a bullish scenario, with no limitation on the appreciation potential

￭To provide limited protection against a loss of principal in the event of a decline of the underlying index as of the valuation date but only if the final index value is greater than or equal to the trigger level

Maturity:	5 years
Leverage factor:	115% to 130%. The actual leverage factor will be determined on the pricing date.
Trigger level:	80% of the initial index value
Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS.
Interest:	None

The original issue price of each Trigger PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date will be less than $1,000. We estimate that the value of each Trigger PLUS on the pricing date will be approximately $912.60, or within $55.00 of that estimate. Our estimate of the value of the Trigger PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor and the trigger level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

Trigger PLUS offer leveraged exposure to any positive performance of the underlying index. In exchange for the leverage feature, investors are exposed to the risk of loss of a significant portion or all of their investment due to the trigger feature. At maturity, an investor will receive an amount in cash based upon the closing value of the underlying index on the valuation date. The Trigger PLUS are unsecured obligations of ours, and all payments on the Trigger PLUS are subject to our credit risk. Investors may lose their entire initial investment in the Trigger PLUS.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index.
Trigger Feature

At maturity, even if the underlying index has declined over the term of the Trigger PLUS, you will receive your stated principal amount but only if the final index value is greater than or equal to the trigger level.

Upside Scenario

The final index value is greater than the initial index value, and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000 plus 115% to 130% of the increase in the value of the underlying index. The actual leverage factor will be determined on the pricing date.

Par Scenario

The final index value is less than or equal to the initial index value but is greater than or equal to the trigger level. In this case, you receive the stated principal amount of $1,000 at maturity even though the underlying index has depreciated.

Downside Scenario

The final index value is less than the trigger level. In this case, the Trigger PLUS redeem for at least 20% less than the stated principal amount, and this decrease will be by an amount proportionate to the full decline in the value of the underlying index over the term of the Trigger PLUS.

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Hypothetical leverage factor:	115%. The actual leverage factor will be determined on the pricing date.
Trigger level:	80% of the initial index value

Trigger PLUS Payoff Diagram

The Underlying Index
The Trigger PLUS
$1,000
Stated Principal Amount
PLUS Zone
Payment at Maturity on the Trigger PLUS
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Percentage Change in Final Index Value

How it works

￭Upside Scenario: If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 115% of the appreciation of the underlying index over the term of the Trigger PLUS (assuming a hypothetical leverage factor of 115%). The actual leverage factor will be determined on the pricing date.

￭Given the hypothetical leverage factor of 115%, if the underlying index appreciates 5%, investors will receive a 5.75% return, or $1,057.50 per Trigger PLUS.

￭Par Scenario: If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, investors will receive the $1,000 stated principal amount.

￭If the underlying index depreciates 10%, investors will receive the $1,000 stated principal amount.

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

￭Downside Scenario: If the final index value is less than the trigger level, investors will receive an amount significantly less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

￭If the underlying index depreciates 80%, investors will lose 80% of their principal and receive only $200 per Trigger PLUS at maturity, or 20% of the stated principal amount.

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

Risks Relating to an Investment in the Trigger PLUS

￭The Trigger PLUS do not pay interest or guarantee return of any principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of any principal at maturity. If the final index value is less than the trigger level (which is 80% of the initial index value), the payout at maturity will be an amount in cash that is at least 20% less than the $1,000 stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the full decrease in the value of the underlying index. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index, and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Trigger PLUS will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Morningstar® Wide Moat Focus IndexSM Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

￭The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. You are dependent on our ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Trigger PLUS.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the Trigger PLUS is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be the index closing value on the valuation date, subject to adjustment for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

￭Investing in the Trigger PLUS is not equivalent to investing in the underlying index. Investing in the Trigger PLUS is not equivalent to investing in the underlying index or its component stocks. As an investor in the Trigger PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time. The value of your Trigger PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS. As calculation agent, MS & Co. will determine the initial index value, the trigger level and the final index value, including whether the underlying index has decreased to below the trigger level, and will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. MS & Co. and some of our other affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the trigger level, which is the level at or above which the underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect whether the value of the underlying index on the valuation date is at or below the trigger level, and, therefore, whether an investor would receive significantly less than the stated principal amount of the Trigger PLUS at maturity.

￭The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Trigger PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or

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Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

￭The underlying index strategy may not be successful, and the level of the underlying index may decline over the term of the Trigger PLUS. There can be no assurance that the underlying index will achieve positive returns, or that it will not decline substantially. The underlying index attempts to track the stocks that the Index Sponsor believes have sustainable comparative advantages and are relatively underpriced in terms of their current market price to fair value price ratios. However, there is no guarantee that the Index Sponsor will be correct in either its assessment of comparative advantages or its calculation of fair value prices. Accordingly, no assurance can be given that the underlying index will be successful or outperform any alternative strategy that might be employed in respect of selecting component stocks, and the underlying index may decline substantially over the term of the Trigger PLUS.

￭The stock selection criteria utilized in the underlying index involve discretion and may result in larger declines in value than those experienced by other stock indices. The Index Sponsor selects stocks for inclusion within the index based, in part, on an exercise of judgment on the part of the Index Sponsor and its analysts regarding which companies have a sustainable economic advantage and the fair values of such companies.  Some of these judgments are subjective.  As a result, the Index Sponsor may select a company that ultimately does not have a sustainable competitive advantage over others in its sector or may miscalculate the fair value of a company included in the underlying index. Further, the metrics used to select the companies in the underlying index may represent views by the Index Sponsor’s analysts that may not be reflective of the views of other analysts, and so the underlying index may underperform alternative stock indices that utilize different methodologies.

￭The underlying index reflects the price return of the stocks composing the underlying index, not a total return. The return on the Trigger PLUS is based on the performance of the underlying index, which reflects the changes in the market prices of the stocks composing the underlying index. It is not, however, linked to a “total return” version of the underlying index, which, in addition to reflecting those price returns, would also reflect all dividends and other distributions paid on the stocks composing the underlying index. The return on the Trigger PLUS will not include such a total return feature, and dividends paid on the constituent stocks of the underlying index will be excluded from the calculation of the underlying index level.

￭Correlation of performances among the underlying index stocks may reduce the performance of the underlying index. Performances of the underlying index stocks may become highly correlated from time to time during the term of the Trigger PLUS, including, but not limited to, periods in which there is a substantial decline in a particular sector or asset type represented by the underlying index stocks. High correlation during periods of negative returns among the underlying index stocks would have an adverse effect on the underlying index and the Trigger PLUS.

￭Adjustments to the underlying index could adversely affect the value of the Trigger PLUS. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

determines that there is no appropriate successor index, the payment at maturity on the Trigger PLUS will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Morningstar® Wide Moat Focus IndexSM Overview

The Morningstar® Wide Moat Focus IndexSM (the “Index”), was created by Morningstar, Inc. (“the Index Sponsor), with an inception date of February 14, 2007. The Index tracks the performance of companies that the Index Sponsor believes have a sustainable competitive advantage, which the Index Sponsor refers to as a “wide economic moat,” and that are relatively inexpensive in terms of current market price to fair value price ratio, as determined by the Index Sponsor. The Index is a price-return index denominated in U.S. dollars and is designed to provide exposure to U.S. stocks that the Index Sponsor has deemed to both (i) have a wide moat and (ii) trade at a discount relative to the Index Sponsor’s fair value estimates. For additional information about the Morningstar® Wide Moat Focus IndexSM, see the information set forth under “Annex A—Morningstar® Wide Moat Focus IndexSM” below.

Information as of market close on March 8, 2022:

Bloomberg Ticker Symbol:	MWMF
Current Index Value:	10,727.57
52 Weeks Ago:	10,223.15
52 Week High (on 11/5/2021):	11,862.50
52 Week Low (on 3/8/2021):	10,223.15

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2017 through March 8, 2022. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The closing value of the underlying index on March 8, 2022 was 10,727.57. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.

Underlying Index Historical Performance – Daily Index Closing Values January 1, 2017 to March 8, 2022

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Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

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Morningstar® Wide Moat Focus IndexSM	High	Low	Period End
2017
First Quarter	5,902.18	5,465.17	5,796.75
Second Quarter	6,129.64	5,736.20	6,090.64
Third Quarter	6,194.17	5,894.80	6,194.17
Fourth Quarter	6,609.05	6,171.67	6,560.49
2018
First Quarter	7,112.00	6,270.55	6,385.87
Second Quarter	6,838.54	6,241.14	6,687.12
Third Quarter	7,216.83	6,692.43	7,139.75
Fourth Quarter	7,146.72	6,015.91	6,366.82
2019
First Quarter	7,252.95	6,230.78	7,180.47
Second Quarter	7,517.39	6,889.68	7,374.06
Third Quarter	7,755.93	7,178.49	7,653.39
Fourth Quarter	8,514.07	7,397.98	8,439.98
2020
First Quarter	8,706.29	5,809.92	6,707.15
Second Quarter	8,645.20	6,398.06	7,959.17
Third Quarter	8,829.94	7,931.46	8,285.79
Fourth Quarter	9,543.79	8,051.54	9,499.06
2021
First Quarter	10,624.07	9,383.50	10,567.32
Second Quarter	11,440.43	10,666.70	11,277.24
Third Quarter	11,694.30	11,132.10	11,132.10
Fourth Quarter	11,862.50	10,985.04	11,653.17
2022
First Quarter (through March 8, 2022)	11,776.21	10,727.57	10,727.57

For more information, see “Annex A—Morningstar® Wide Moat Focus IndexSM” below.

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Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	Morningstar, Inc., or any successor thereof
Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:

If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the second business day following that valuation date as postponed.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the Trigger PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Trigger PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash, if any, to be delivered with respect to the Trigger PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the Trigger PLUS, if any, to the trustee for delivery to the depositary, as holder of the Trigger PLUS, on the maturity date.

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

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Additional Information About the Trigger PLUS

Additional Information:
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Trigger PLUS and current market conditions, we expect that the Trigger PLUS will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the Trigger PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Trigger PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Trigger PLUS.

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.

Use of proceeds and hedging:

The proceeds from the sale of the Trigger PLUS will be used by us for general corporate purposes.  We will receive, in aggregate, $1,000 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the Trigger PLUS borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the Trigger PLUS by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, futures or options contracts on the underlying index or any other securities or instruments they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial index value, and, therefore, could increase the trigger level, which is the level at or above which the underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Trigger PLUS, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the Trigger PLUS that it purchases from us to an unaffiliated dealer at a price of $ per Trigger PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Trigger PLUS. MS & Co. will not receive a sales commission with respect to the Trigger PLUS.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS. When MS & Co. prices this offering of Trigger PLUS, it will determine the economic terms of the Trigger PLUS, including the leverage factor, such that for each Trigger PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Where you can find more information:	Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS) with the Securities and Exchange Commission,

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for PLUS and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for PLUS or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

Trigger Performance Leveraged Upside SecuritiesSM

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Annex A— Morningstar® Wide Moat Focus IndexSM

The Morningstar® Wide Moat Focus IndexSM (the “Index”) tracks the performance of companies that Morningstar, Inc. (the “Index Sponsor”) believes have a sustainable competitive advantage, which the Index Sponsor refers to as a “wide economic moat,” and that are relatively inexpensive in terms of current market price to fair value price ratio, as determined by the Index Sponsor. The Index is a price-return index denominated in U.S. dollars and is designed to provide exposure to U.S. stocks that the Index Sponsor has deemed to both (i) have a wide moat and (ii) trade at a discount relative to the Index Sponsor’s fair value estimates.

The Index was created by Morningstar, Inc. with an inception date of February 14, 2007. The Index is published by the Index Sponsor under the ticker “MWMF.”

Composition of the Morningstar® Wide Moat Focus IndexSM

The Index consists of between 40 and 80 U.S. stocks that have been classified as wide-moat stocks by the Index Sponsor and have the lowest ratios of current market price to fair value price, as determined by the Index Sponsor. The Index Sponsor refers to stocks with lower current market price to fair value price ratios, as determined by the Index Sponsor, as being “cheaper” than stocks with higher such ratios. To be eligible for inclusion within the Index, a company must meet each of the following three criteria: (i) be assigned a wide moat classification by a Morningstar analyst, (ii) be assigned a fair value price by a Morningstar analyst and (iii) not be under review at the time of assignment.

To select companies that it views as having a wide economic moat, the Index Sponsor first identifies companies that generate long-run average return on invested capital that exceeds their weighted average cost of capital. If a company’s return on invested capital exceeded the company’s weighted average cost of capital in the past, the Index Sponsor then conducts further analysis to determine whether those high returns are likely to continue. Specifically, the Index Sponsor determines whether the company has one or more of the following competitive advantages: intangible assets, cost advantages, efficient scale, high switching costs for customers and “network effects” (by which the value of a company’s goods and services increases with the number of consumers).

The Index Sponsor uses a proprietary valuation model to assign a “fair value price” to a company’s common stock. The fair value price of a company is calculated based on projections of future cash flows over three periods – (1) the succeeding 5 years, (2) year 6 until “perpetuity,” or the period it will take for a company’s return on new invested capital (the return on capital of the next dollar invested) to equal its cost of capital, and (3) perpetuity. The sum of the projected future cash flows over these three periods is discounted to present value, netted against the company’s debt and adjusted for off-balance sheet assets and liabilities to arrive at the Index Sponsor’s estimate of a company’s fair value price, which the Index Sponsor then compares to the company’s current stock price to ascertain which companies are relatively undervalued.

A company is not eligible to be included in the Index if it is “under review” at the time of stock assignment. A company goes under review by the Index Sponsor either because the analyst covering the company is incorporating new information into the valuation model or because of a transition in analyst coverage. The Index Sponsor strives to minimize the time during which a company is under review.

Companies with returns on invested capital greater than their weighted average cost of capital that also have one or more of the competitive advantages listed above, in each case as determined by the Index Sponsor, will receive an economic moat rating from the Index Sponsor. To rate a company as having a wide economic moat, the Index Sponsor must determine that, in its view, the company has the ability to generate returns on new invested capital in excess of its cost of capital for at least 20 years.

The Morningstar U.S. Market Index serves as the benchmark (the “benchmark index”) for the Index, providing the universe of stocks that can potentially be selected for inclusion in the Index. The Index consists of two sub-

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

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portfolios, each comprised of 40 stocks selected from the benchmark index. The sub-portfolios constituting the Index are each reconstituted semiannually with a staggered quarterly schedule. At each reconstitution, the 40 wide-moat rated stocks reflecting the lowest current market price to fair value price ratios are selected from the list of eligible securities for the sub-portfolio that is reconstituting that quarter. Constituents are equally weighted within their sub-portfolio at each reconstitution, although constituent weightings may vary over time. It is possible for one or several stocks to be included in both sub-portfolios and therefore have significantly greater weight within the Index compared to a stock that is included in only one of the sub-portfolios. Additionally, the Index can be constituted by as few as 40 or as many as 80 stocks at a given time.

Initially, both of the Index’s sub-portfolios were reconstituted at the same time and therefore had identical portfolio compositions of the same 40 stocks. But due to the subsequent integration of the staggered reconstitution schedule of the Index sub-portfolios, when one sub-portfolio is reconstituted, the other is not. As a result, the composition of the sub-portfolios will not remain identical. Additionally, every six months, the sub-portfolio weights are reset to 50% each and distributed among the securities within them. This staggered quarterly reconstitution schedule and the biannual re-weighting continue every year.

To reduce constituent stock turnover, the Index employs a turnover buffer. At the time of reconstitution, current Index constituents that still meet eligibility criteria are given a preference for inclusion in their sub-portfolio so long as they are within the 60 cheapest wide-moat stocks in terms of current market price to fair value price ratios.

As a risk control, the Index’s exposure to any single sector is limited to the greater of: (i) 40% and (ii) the exposure of the benchmark index to that sector plus 10%.

Computation of the Morningstar® Wide Moat Focus IndexSM

The Morningstar® Wide Moat Focus IndexSM reflects the changes in the market prices of its constituent stocks, each reflecting its then-current weight within the Index. It is not, however, a “total return” index, which, in addition to reflecting those price returns, would also reflect all dividends and other distributions paid on its constituent stocks. Therefore, such dividends and distributions are excluded from the calculation of the Index level.

Corporate actions (including mergers and acquisitions, spin-offs, delistings and bankruptcies) that affect the constituent stocks of the Index are reviewed, with adjustments announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

We have derived all information contained in this document regarding the Morningstar® Wide Moat Focus IndexSM (the “Index”), including, without limitation, its make-up, its method of calculation and changes in its components and its historical closing values, from publicly available information. Such information reflects the policies of, and is subject to change by, Morningstar, Inc., which we refer to as the Index Sponsor. The Index is developed, calculated and maintained by the Index Sponsor. Neither we nor the agent has participated in the preparation of such publicly available information or made any due diligence inquiry with respect to the Index or Index Sponsor in connection with the Trigger PLUS. We cannot give any assurance that all events occurring prior to the date of any offering of the Trigger PLUS (including events that would affect the accuracy or completeness of the publicly available information described in this paragraph) that would affect the value of the Index have been publicly disclosed. Subsequent disclosure of any such events could affect the value received at maturity with respect to the Trigger PLUS and therefore the trading prices of the Trigger PLUS. The Index Sponsor is under no obligation to continue to publish the Index and may discontinue publication of the Index at any time.

The Trigger PLUS are not sponsored, endorsed, sold or promoted by Morningstar, Inc. Morningstar, Inc. makes no representation or warranty, express or implied, to the owners of the Trigger PLUS or any member of the public regarding the advisability of investing in securities generally or in the Trigger PLUS particularly. The

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Trigger PLUS Based on the Value of the Morningstar® Wide Moat Focus IndexSM due April 5, 2027

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Morningstar® Wide Moat Focus IndexSM is determined, composed and calculated by Morningstar, Inc. without regard to Morgan Stanley or the Trigger PLUS. Morningstar, Inc. has no obligation to take the needs of Morgan Stanley or the owners of the Trigger PLUS into consideration in determining, composing or calculating the Morningstar® Wide Moat Focus IndexSM. Morningstar, Inc. is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Trigger PLUS to be issued or in the determination or calculation of the equation by which the Trigger PLUS are to be converted into cash. Morningstar, Inc. has no obligation or liability in connection with the administration, marketing or trading of the Trigger PLUS.

MORNINGSTAR, INC., DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE MORNINGSTAR® WIDE MOAT FOCUS INDEXSM OR ANY DATA INCLUDED THEREIN AND MORNINGSTAR, INC. SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. MORNINGSTAR, INC. MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE TRIGGER PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE MORNINGSTAR® WIDE MOAT FOCUS INDEXSM OR ANY DATA INCLUDED THEREIN. MORNINGSTAR, INC. MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MORNINGSTAR® WIDE MOAT FOCUS INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MORNINGSTAR, INC. HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

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